EXHIBIT 99

May 17, 2011

TO THE MEMBERS OF THE BOARD OF DIRECTORS OF HEICO CORPORATION AND THE EXECUTIVE OFFICERS OF HEICO CORPORATION

RE:       Temporary Suspension of Trading in Securities of HEICO Corporation

This notice is to inform you that the HEICO Savings and Investment Plan (“Plan”) will be changing recordkeepers and investment options.  As a result of these changes, participants in the Plan will temporarily be unable to direct or diversify their investments in the Plan, obtain a loan from the Plan, or obtain a distribution from the Plan.  This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period” under US Department of Labor rules.  The blackout period for the Plan is expected to begin on June 17, 2011 and end on July 24, 2011.

Under SEC regulations, any director or executive officer of an issuer of any equity security is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the issuer during a pension fund blackout period that temporarily prevents plan participants or beneficiaries from engaging in equity securities transactions through their plan accounts, if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer.  Accordingly, during the blackout period for the Plan, you may not exercise any stock options, purchase or sell any shares of HEICO Common Stock or HEICO Class A Common Stock that you acquired in connection with your service or employment as a director or executive officer of HEICO Corporation.

If you have any questions on this matter, please contact me at 954-744-7560.

Kindest regards,

/s/Thomas S. Irwin
Executive Vice President and
Chief Financial Officer

TSI/jm